Exhibit 10.33

THIS AMENDMENT AND SETTLEMENT AGREEMENT is made on May, 31 - 2020

BETWEEN:

(1)COTY MANAGEMENT B.V., a private limited liability company incorporated under the laws of the Netherlands, having its registered seat in Amsterdam, the Netherlands, and its office address at Schiphol Boulevard 393 Toren B, 1118 BJ Schiphol, the Netherlands, hereinafter: the Company; and

(2)PIERRE DENIS, born on XXXX of XXXX, hereinafter: the Executive;

The Company and the Executive together referred to as the Parties and each of them individually as the Party.

WHEREAS:

a)the Executive entered into the employment of the Company on 1 May 2020 based on an employment agreement signed by the Executive on 5 May 2020 pursuant to which the Executive would perform the position of Chief Executive Officer of Coty Inc. (CEO) with effect from 1 June 2020 the (Employment Agreement) and a Confidentiality, non- competition and non-solicitation agreement (RCA) (both attached as Annex 1);

b)the Parties have agreed that the Executive will not take up the position of CEO but instead render advisory services, as described in Annex 2 to this agreement, to the Company and companies affiliated with the Company (together the Group) until 30 June 2021;

c)the Parties therefore wish to amend the Employment Agreement and to agree upon the terms of termination thereof with effect from 30 June 2021;

d)the Parties emphasize that the reason for termination is not an urgent cause (dringende reden) as referred to in article 7:678 of the Dutch Civil Code, and that the initiative to amend and to terminate the employment has been taken by the Company;

e)the Parties have discussed the terms and conditions of the Executive’s engagement with the Company and the Group until the Termination Date (as defined below) and the termination thereof and wish to hereby record their agreement in this respect in writing; and

f)by concluding this agreement, the Parties intend to reach a comprehensive settlement.

IT HAS BEEN AGREED AS FOLLOWS:

1.The employment between the Company and the Executive will terminate by mutual consent with effect from 30 June 2021 (the Termination Date).

Amendment of the Employment Agreement

2.With effect from the signing date of this agreement until the Termination Date the Executive will provide services to the Company and the Group described in Annex 2 and such other services as may be agreed between the Company and the Executive (the Services). The place of work will be determined from time to time in consultation between the Parties. The Parties agree that clauses 1 and 2 of the Employment Agreement are hereby amended accordingly.

3.The Executive will continue to be entitled to his salary and holiday allowance and benefits (including car allowance, pension and health insurance) as per the Employment Agreement as a compensation for the Services rendered.

4.The Executive will not participate in the Annual Performance Plan referred to in clause 4.1 of the Employment Agreement or, be entitled to the equity based rights referred to in clauses 4.4 up to and including 4.10 of the Employment Agreement.

5.The Parties have agreed as follows with respect to the sign-on bonus entitlement of the Executive. Ultimately by 30 June 2020, the Executive will be granted an award of shares of Class A Common Stock, representing a value of US$4,000,000 (four million U.S. dollars), calculated as being a number of shares Class A Common Stock equal to US$ 4,000,000 divided by the 30-day average stock price prior to the date of grant (the Shares). The Shares will be placed in a blocked account in the name of the Executive for a period of 12 months from the date of grant. The Executive will not, during the lock up period, be entitled to sell any of the Shares with the exception of a number of Shares with a value equal to the applicable tax and social security liabilities due by the Executive in relation to the grant. During the lock up period, the Executive may not, for example by means of option contracts, avoid or reduce the risks connected with the non-transferability of the Shares. Clause 5 (Claw Back) of the Employment Agreement will apply to the grant.

6.For the purpose of clause 7 of the RCA, Competing Entity and Competitive Activities are deemed to be limited to the entities belonging to the Kering Perfumes & Cosmetics division, L’Oréal and Estée Lauder group of companies and their activities respectively.

7. Clause 13 (Termination) of the Employment Agreement and clause 12 of the RCA are superseded by the terms of this agreement.

8. Unless expressly provided in this agreement, all other terms of the Employment Agreement (including the terms of the RCA as defined in the Employment Agreement which the Executive hereby accepts by signing this agreement), will remain unchanged and will continue to apply. The Parties agree that the Executive is not required to accept a request by the Company or the Group to lead major carve-out or transformation projects and, therefore, a refusal by the Executive to that effect will not cause the Executive to act in violation of his obligations under the Employment Agreement (as amended by this agreement) or the RCA.

Termination provisions

9. By signing this agreement, the Executive stands down or resigns, as the case may be, with immediate effect from all other employment and/or all corporate positions he holds with the Company and/or the Group (including his position as member of the Board of Coty Inc.), such as supervisory and management board positions, and all other positions that the Executive holds in his capacity as representative of the Company or the Group, like memberships to branch organisations, without cancelling the membership of the relevant members of the Company or the Group to those organisations. The Executive undertakes to sign such documentation and to take such actions as may be required to give effect to the foregoing.

10. Upon termination of the Executive’s position on the Board of Coty Inc, in accordance with clause 9 hereof, of the 7,808 Restricted Stock Units (RSUs) granted to the Executive on 15 November 2019, 7,188 RSUs will vest in accordance with the terms of the Plan (based on an Applicable Fraction (as defined in the relevant plan) of 336/365) and the remaining RSUs will be immediately forfeited and cancelled.

11. The Executive will continue to carry out his duties diligently until the Termination Date.

12. Ultimately on the Termination Date, and provided that the Executive has complied and will continue to comply with all of the obligations following from this agreement and the Employment Agreement, the Company will pay to the Executive a severance payment equal to one times the annual base salary (including holiday allowance) amounting to US$ 1,2000,000 gross (the Severance Payment). The Severance Payment is deemed to include any compensation to which the Executive may be entitled in relation to the termination of his employment, including but not limited to any transition payment (transitievergoeding) as referred to in article 7:673 of the Dutch Civil Code, compensation for any part of the applicable notice period not having been observed, and compensation for loss of income and benefits of whatever nature relating to the employment or any other positions held by the Executive with the Group, including the termination thereof, such as entitlements arising from the use of company property and contributions to private insurance and pension arrangements. The Severance Payment will be paid to the Executive in the Netherlands, less taxes and social security premiums. In case of violation by the Executive of the non-disparagement obligations of clause 16 hereof, the confidentiality obligations following from this agreement and/or the obligations under the RCA after payment of the Severance Payment, the Executive will at the Company’ first request, be required to pay an amount equal to the Severance Payment to the Company.

13. Within one month after the termination of the Executive’s employment with the Company, the Company will effect a normal final payment (eindafrekening), subject to the provisions of this agreement. The Executive will be deemed to have taken up all accrued outstanding holidays in the period up to the Termination Date.

14. The Executive confirms that subject to the terms of this agreement, he has no further claims with regard to any incentive compensation and/or share based benefits for any past or future period against the Company and/or the Group, the controlling shareholders and/or their ultimate beneficial owners.

15. Ultimately on the Termination Date, the Executive will return to the Company and/or any other party designated by the Company all property of the Company and/or the Group, and all other items made available to him by or on behalf of the Company and/or the Group in connection with the performance of his job, including, but not limited to: company car, smartphone, tablet, laptop, other computer equipment, any and all files, software and diskettes, credit cards, keys, documents, papers, records, notes, agenda, memoranda, plans, calendars, and other books and records of any kind and nature whatsoever containing information concerning the Company and/or the Group, their customers or operations. The Executive herewith confirms that he will not retain copies of any such property or other materials. The Executive confirms that he will in the period up to the Termination Date use any such company property in line with the rules and procedures applicable within the Company and/or the Group in that respect.

16. The Executive confirms that he will not disclose, divulge, or communicate any negative or damaging information about the Company and/or the Group, the controlling shareholders and/or their ultimate beneficial owners.

17. The Executive will keep strictly secret and confidential the existence and contents of the termination paragraphs of this agreement, as well as any other information relating to the settlement or the termination of the Employment Agreement, unless vis-à-vis the Executive’s civil partner or legal advisor or in case this would be required for the proper implementation of this agreement or as a result of a legal obligation to disclose such information or unless with prior written consent of the Company and where it concerns the official agreed communication on the Executive’s departure.

18. Any confidentiality, intellectual property, non-compete, non-solicitation and non- poaching undertakings as agreed upon between the Executive and the Company and/or the Group in the Employment Agreement and /or the RCA, will remain in full force after the Termination Date in accordance with their terms and including the penalties agreed in case of violation. The Executive confirms that the Severance Payment in clause 12 hereof provides a reasonable compensation for these undertakings as meant in article 7:653, subsection 5 of the Dutch Civil Code.

19. The Executive confirms that he will change any social media profiles (LinkedIn, Facebook, Twitter and any other relevant media being applicable) ultimately at the Termination Date, so that is unambiguously clear that the Executive is no longer employed by the Company or the Group. In addition, the Executive shall ensure that the information provided in any of his social media profiles concerning his employment with the Company is accurate, including but not limited to the position, tasks and responsibilities and the duration of the employment.

20. Subject to the provisions of this agreement, the Executive hereby grants the Company and/or the Group full and final discharge as regards any rights or claims he may have towards them following from his employment and/or any other positions he holds with the Company and/or the Group, or the termination thereof.

21. If the Executive becomes incapacitated for work before the Termination Date, this does not change the arrangements made in this agreement. If the Executive becomes ill prior to the Termination Date or within four weeks after the Termination Date, the Executive shall immediately report this to the Company in writing and provide his contact details. The Executive will be obliged to (i) report to the company doctor upon first request, (ii) at all times provide his full cooperation to applicable reintegration obligations, and (iii) provide the Company with all information which it needs to submit to the Executive Insurance Agency (UWV) or other relevant authorities in this respect. If the Executive does not comply with the applicable reintegration obligations, the right of continued payment of wages shall cease. If the Executive is eligible for benefit under the Dutch Sickness Benefit Act (Ziektewet) or Work and Income (Capacity for Work) Act (WIA) or the Return to Work (Partially Disabled Persons) Regulations (WGA), the Executive must strictly comply with the rules and regulations in respect of sickness and incapacity for work as issued by the UWV.

22. All amounts payable under this agreement are gross amounts. The Executive will bear all wage tax and income tax, as well as any employee social security contributions due in relation to all the amounts payable and benefits granted under this agreement and indemnify and hold harmless the Company and any company of the Group for all these taxes and premiums payable in respect of such amounts.

23. This agreement constitutes a settlement agreement (vaststellingsovereenkomst) in accordance with Article 7:900 and further of the Dutch Civil Code. The Parties to this agreement irrevocably waive their right to seek rescission and/or annulment of this agreement, it being understood that this will not prevent the Company from summarily dismissing the Executive prior to the Termination Date based on an urgent cause as meant in article 7:678 of the Dutch Civil Code in which case the Executive will no longer be entitled to any financial right under this agreement with the exception of his regular salary and benefits until the last day of his employment. Notwithstanding the above, the Executive has the right to within two weeks after the date of this agreement, revoke his agreement to this settlement in accordance with article 7: 670b, subsection 2 of the Dutch Civil Code by means of a written statement to the Company to that effect.

24. This agreement represents the entire understanding and agreement reached between the Parties in respect of the termination of the Executive’s employment and corporate position(s) with the Company and/or the Group. This agreement supersedes all previous agreements, both oral and in writing, including correspondence, in relation to such subject matters. Modifications and/or amendments to this agreement shall only be valid if agreed in writing between the Parties.

25. This agreement shall be governed by and construed in accordance with the laws of the Netherlands.

26. All disputes arising out of or in connection with this agreement shall be submitted in the first instance to the competent court in Amsterdam.

In witness whereof this agreement was executed in duplicate and signed by the Parties:

For Coty Management B.V. : For acceptance:

/s/ Jaap Bruinsma
    /s/ Pierre Denis
Name: Jaap Bruinsma Pierre Denis
Date: May 31, 2020 Date: May 31, 2020

Annex 1 Employment Agreement and RCA

Annex 2: Description of Services

Under the Employment Agreement, the Executive will provide services as Senior Advisor to the Board of Coty Inc., covering, amongst others, the following:

•Strategic advice re the strategy of the Luxury division
•Strategic advice re the strategy of the Consumer Beauty division
•M&A / Business Development : facilitate introduction with potential partners/players in the industry
•Talent advisory : help to identify and approach key talents to reinforce Coty capabilities
•Such other advice as agreed between the Parties in consultation.